EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 333-22271 and 333-130053) of Mexican Restaurants, Inc. of our report dated March 26, 2009 relating to the consolidated financial statements of Mexican Restaurants, Inc. and Subsidiaries as of December 28, 2008 and December 30, 2007 and for each of the three years in the period ended December 28, 2008, which appears in the December 28, 2008 Annual Report on Form 10-K of Mexican Restaurants, Inc.

/s/ UHY LLP

Houston, Texas
March 26, 2009